Exhibit 99.3

Trans World Corporation
Slot Business Overview
(2004‐2013)

Slot Revenues Summary:
As disclosed in our latest 10‐K filing, 2013 consolidated slot revenues grew by 5.3% YOY, supported by a 19.8% slot attendance improvement. Slot revenues in 2013 represented 54.0% of total revenue, a 2.0 ppts YOY increase.

Below are highlights of the growth and significance of slot revenue in TWC’s gaming business:
●	TWC currently has 350 leased slot machines, of which 277 are from Novomatic, 69 are from APEX and four are from Aristocrat.

●	Number of slot machines has progressively increased from 108 units in 2004 to 350 units in 2013.

●	Slot revenue grew from 18.7% of total revenue in 2004 to 57.2% of total revenue in 2014.

●	Bets range from a minimum of €0.10 up to a maximum of €25.00.

●	Majority of TWC's slot machines have multi‐game capabilities.

●	As of 2014, all slot machines in each casino are fully linked to a progressive jackpot outcome.

●	Jackpot payouts per machine range from €200 to €15,000; TWC has paid progressive jackpots above €100,000.

●	Compound annual growth rate (CAGR) for slot attendance was 16% for the last 10 years (2004‐2013).

●	CAGR for daily slot revenue per average machine was 9% for the last 10 years.

●	CAGR for annual slot revenue was 23% for the last 10 years.

Slot Expenses:
●
Since 2012, gaming taxes on slot revenue comprise of a flat 20.0% gaming tax (20% of this tax receipt go to the federal government; 80% to the local municipality) and a daily tax per machine of 55‐Koruna (paid fully to the federal government), or approximately $3.00.

●	Annual equipment lease expense for slot machines was $1,119,000 and $993,000 for 2013 and 2012, respectively.